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Attachment 77C







                    MATTERS SUBMITTED TO VOTE OF CONTRACT OWNERS

An annual meeting of Contract Owners of the Fund was held on April 15, 1996. At the meeting, the individuals named below were elected as Members of the Board of Managers of the Fund and Ernst & Young LLP was ratified as the Fund's independent auditors for the ensuing fiscal year. The number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, if applicable, as to each matter is set forth in the table below.

      Matter                            Votes:
------------------            --------------------------------
                              For       Against        Abstain


Election of
Robert G.
Spencer as
Member, Board
of Managers               77,058         839              0

Election of
Dr. Robert C.
Spencer as
Member, Board
of Managers               75,873       2,024              0

Election of
James W. Voth
as Member, Board
of Managers               76,845       1,051              0

Election of
Clifford L.
Greenwalt as
Member, Board
of Managers               77,058         839              0

Ratification
of Selection
of Ernst &
Young LLP as
independent
auditors                  74,487         107          3,303